Exhibit 2.1

STATE OF DELAWARE CERTIFICATE OF FORMATION OF LIMITED LIABILITY COMPANY The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows: 1. The name of the limited liability company is Bequest Bonds 1, LLC 2. The Registered Office of the limited liability company in the State of Delaware is located at 108 West 13th Street, Suite 100 (street), in the City of Wilmington , zip Code 19801 . The name of the Registered Agent at such address upon whom process against this limited liability company may be served is V - Corp Services, Inc. Authorized Person gt pP. James Hirchak, Jr. CFO of Investment Manap • N e Print or Type